Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-179966) pertaining to the Amended and Restated 2004 Stock Option and Incentive Plan of Brightcove Inc. and the Brightcove Inc. 2012 Stock Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-183315) pertaining to the Brightcove Inc. 2012 RSU Inducement Plan;

of our report dated March 5, 2013, with respect to the consolidated financial statements of Brightcove Inc. included in this Annual Report (Form 10-K) of Brightcove Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 5, 2013